Exhibit 4.2

DEPOSIT AGREEMENT

Dated
[●]

KIMCO REALTY CORPORATION

and

EQUINITI TRUST COMPANY, LLC,
AS DEPOSITARY, REGISTRAR AND TRANSFER AGENT

TABLE OF CONTENTS

-i-

Exhibit A – Form of Face of Receipt; Form of Reverse of Receipt

-ii-

DEPOSIT AGREEMENT

DEPOSIT AGREEMENT, dated [●], among KIMCO REALTY CORPORATION, a Maryland corporation, EQUINITI TRUST COMPANY, LLC, a New York limited liability trust company, as Depositary, Registrar and Transfer Agent, and all holders from time to time of Receipts (as hereinafter defined) issued hereunder.

WITNESSETH:

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of the Company’s Class N Preferred Stock (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Class N Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:

ARTICLE I
DEFINITIONS

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Articles Supplementary” shall mean the Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland establishing the Class N Preferred Stock as a separate class of preferred stock of the Company.

“Charter” shall mean the charter (including any Articles Supplementary), as amended from time to time, of the Company.

“Class N Excess Preferred Stock” shall mean shares of the Company’s Class N Excess Preferred Stock, $1.00 par value per share, to be issued pursuant to Section 2.11.

“Class N Preferred Stock” shall mean shares of the Company’s 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, $1.00 par value per share, heretofore validly issued, fully paid and nonassessable.

“Common Stock” shall mean shares of the Company’s common stock, $0.01 par value per share.

“Company” shall mean Kimco Realty Corporation, a Maryland corporation, and its successors.

“Corporate Trust Office” shall mean the office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120.

“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean Equiniti Trust Company, LLC, a New York limited liability trust company having its principal executive office in the United States and any successor as depositary hereunder.

“Depositary Share” shall mean the security representing a 1/1,000 fractional interest in a share of Class N Preferred Stock deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Class N Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Class N Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Articles Supplementary).

“Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.

“DTC” means The Depositary Trust Company.

“DTC Receipt” has the meaning set forth in Section 2.01.

“Make-Whole Premium” shall have the meaning set forth in the Articles Supplementary.

“Person” shall mean any natural person, partnership, joint venture, firm, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity, and shall include any successor (by merger or otherwise) of the foregoing.

“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.

“Record Date” shall mean the date fixed pursuant to Section 4.04.

“Record holder” or “holder” as applied to a Receipt shall mean the Person in whose name a Receipt is registered on the books maintained by the Depositary or the Registrar for such purpose at any given time.

“Registrar” shall mean Equiniti Trust Company, LLC, a New York limited liability trust company, or any bank or trust company appointed to register ownership and transfers of Receipts, the deposited Class N Preferred Stock or Class N Excess Preferred Stock, as the case may be, as herein provided.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer Agent” shall mean Equiniti Trust Company, LLC, a New York limited liability trust company or any bank or trust company appointed to transfer the Receipts, the deposited Class N Preferred Stock or Class N Excess Preferred Stock, as the case may be, as herein provided.

ARTICLE II
FORM OF RECEIPTS, DEPOSIT OF CLASS N PREFERRED STOCK, EXECUTION
AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.01.     Form and Transferability of Receipts.

The Company and the Depositary shall make application to DTC for acceptance of all or a portion of the Receipts for its book-entry settlement system. The Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded on the New York Stock Exchange with book-entry settlement through DTC shall be represented by a single receipt (the “DTC Receipt”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). Equiniti Trust Company, LLC, or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt, or (ii) institutions that have accounts with DTC.

Notwithstanding the foregoing, the DTC Receipt shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Company shall provide written instructions to the Depositary, authorizing and directing the Depositary to provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipt, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form evidencing such Depositary Shares. The Depositary shall have no duties, obligations or responsibilities under this paragraph unless and until such written notices have been received by the Depositary. The beneficial owners of Depositary Shares shall not, except as stated above with respect to Depositary Shares in book-entry form issued in exchange for the DTC Receipt, be entitled to receive Receipts in physical, certificated form.

Definitive Receipts shall be printed or lithographed and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. The DTC Receipt shall bear such legend or legends as may be required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Pending the preparation of definitive Receipts, the Depositary, upon, and pursuant to, the written order of the Company, delivered in compliance with Section 2.02, shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which may be printed, lithographed, typewritten or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations as the Persons executing such Receipts may determine (but which do not affect the rights, obligations or duties of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Corporate Trust Office or such other offices, if any, as the Depositary may designate, without charge to such holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts registered in the name (and only in the name) of the holder of the temporary Receipt. Such exchange shall be made at the Company’s expense and without any charge therefor to the holder. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Class N Preferred Stock deposited, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, that if a registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of such registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company or required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which shares of Class N Preferred Stock, the Depositary Shares or the Receipts may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case as directed by the Company.

Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed or accompanied by a properly executed instrument of transfer or endorsement shall be transferable by delivery of such Receipt with the same effect as if such Receipt were a negotiable instrument; provided, however, that the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the Person entitled to distributions of dividends or other distributions or payments with respect to the exercise of any redemption or voting rights or to receive any notice provided for in this Deposit Agreement and for all other purposes.

Section 2.02.     Deposit of Class N Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and representing 1,849 shares of Class N Preferred Stock, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the Person or Persons stated in such order a Receipt or Receipts for the Depositary Shares representing interests in such deposited Class N Preferred Stock. The Depositary acknowledges receipt of the aforementioned 1,849 shares of Class N Preferred Stock and related documentation and agrees to hold such deposited Class N Preferred Stock in an account to be established by the Depositary at the Corporate Trust Office or at such other office as the Depositary shall determine. The Company hereby appoints Equiniti Trust Company, LLC, as the Registrar and Transfer Agent for the Class N Preferred Stock deposited hereunder and any Class N Excess Preferred Stock issued pursuant to Section 2.11 and Equiniti Trust Company, LLC hereby accepts such appointment, subject to the express terms and conditions of this Deposit Agreement (and no implied terms or conditions) and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Class N Preferred Stock held by it by notation, book-entry or other appropriate method.

If required by the Depositary, Class N Preferred Stock presented for deposit by the Company at any time, whether or not the register of stockholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any dividend or right to subscribe for additional Class N Preferred Stock or to receive other property that any Person in whose name the Class N Preferred Stock is or has been registered may thereafter receive upon or in respect of such deposited Class N Preferred Stock, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

Upon receipt by the Depositary of a certificate or certificates for Class N Preferred Stock deposited hereunder, together with the other documents and requirements specified above, and upon registering such Class N Preferred Stock in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the Person or Persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Class N Preferred Stock so deposited and registered in such name or names as may be requested by such Person or Persons. The Depositary shall execute and deliver such Receipt or Receipts at the Corporate Trust Office, except that, at the request, risk and expense of any Person requesting such delivery, such delivery may be made at such other place as may be designated by such Person. Other than in the case of splits, combinations or other reclassifications affecting the Class N Preferred Stock, or in the case of dividends or other distributions of Class N Preferred Stock, if any, there shall be deposited hereunder not more than the number of shares constituting the Class N Preferred Stock as set forth in the Articles Supplementary, as such may be amended. To the extent that the Company issues shares of Class N Preferred Stock in excess of the amount set forth in the Articles Supplementary as of the date hereof (which shares have been validly authorized by the Company), the Company shall notify the Depositary of such issuance in writing. Until such written notice is received by the Depositary, the Depositary may presume conclusively for all purposes that no such issuance has occurred.

The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.

Section 2.03.     Conversion of Depositary Shares at the Option of the Holder.

Each record holder of Depositary Shares shall have the right, at any time, at its option, to convert, subject to the terms and conditions of this Agreement and the Articles Supplementary, any or all of such record holder’s Depositary Shares into shares of Common Stock upon the same terms and conditions as the Class N Preferred Stock, except that the number of shares of Common Stock receivable upon conversion of each Depositary Share will be equal to the number of shares of Common Stock receivable upon conversion of one share of Class N Preferred Stock divided by 1,000.

The conversion right of a record holder of Depositary Shares shall be exercised by the record holder by the surrender to the Depositary of the Receipts representing the Depositary Shares to be converted at any time during usual business hours at the Corporate Trust Office or such other office as the Depositary may from time to time designate for such purpose (or, in the case of a DTC Receipt, complying with the procedures of DTC in effect at that time), accompanied by (i) written notice to the Depositary in substantially the form of Exhibit B hereto that the record holder elects to convert all or a portion of the Depositary Shares represented by such Receipts and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Company or the Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the record holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(J) of the Articles Supplementary or Section 3.02, (iii) funds for the payment of any share transfer, documentary, stamp or similar taxes not payable by the Company and (iv) any payment required pursuant to Section 5(H) of the Articles Supplementary in respect of the shares of Class N Preferred Stock represented by such Receipts.

Upon fulfillment of the requirements in the foregoing paragraph, the Depositary is hereby authorized and instructed to, and shall, as promptly as practicable, (a) give written notice to the Transfer Agent of (i) the number of shares of Class N Preferred Stock to be converted (the “Conversion Number”) (as specified in writing by the Company), (ii) the number of shares of Common Stock to be delivered upon conversion of such Conversion Number of shares of Class N Preferred Stock (including in respect of any Make-Whole Premium in accordance with the Articles Supplementary) (as specified in writing by the Company) and (iii) the amount of immediately available funds (as specified in writing by the Company), if any, to be delivered to the record holder of such Receipts in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable upon conversion of such Conversion Number of shares of Class N Preferred Stock, (b) cancel such Receipt or, if a Registrar for Receipts (other than the Depositary) shall have been appointed, cause such Registrar to cancel such Receipt, and (c) surrender to the Transfer Agent or any other authorized agent of the Company for conversion, in accordance with the Articles Supplementary (as specified in writing by the Company), certificates for the Class N Preferred Stock represented by Depositary Shares as evidenced by such Receipt, together with delivery to the Company or the appropriate agent of the Company (pursuant to written instructions from the Company) any other information or payment required by the Articles Supplementary (as specified in writing by the Company) for such conversion, and such certificates shall thereupon be canceled by the Transfer Agent or other authorized agent. The Depositary shall have no duty or obligation to investigate or inquire as to whether the Company provided it with the correct number of shares of Common Stock to be delivered upon any conversion of the Class N Preferred Stock (including in respect of any Make-Whole Premium), or the correct amount of cash to be delivered in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable or in respect of any cash payable by the Company upon any conversion of the Class N Preferred Stock, and the Depositary may rely conclusively on any such information provided by the Company.

As promptly as practicable after the Transfer Agent or other authorized agent of the Company has received such certificates from the Depositary, (a) the Company shall cause to be furnished to the Depositary (i) a certificate or certificates representing such number of shares of Common Stock to be delivered upon conversion of the Conversion Number of shares of Class N Preferred Stock (including in respect of any Make-Whole Premium in accordance with the Articles Supplementary) and (ii) the amount of immediately available funds, if any, to be delivered in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable upon conversion of such shares of Class N Preferred Stock, as specified in a written notice from the Company and (b) the Depositary is hereby authorized and instructed to, and shall, deliver at the Depositary’s Office, (i) a certificate or certificates representing the number of shares of Common Stock (including in respect of any Make-Whole Premium in accordance with the Articles Supplementary) into which the Class N Preferred Stock represented by Depositary Shares as evidenced by such Receipt has been converted and (ii) the amount of immediately available funds, if any, to be delivered in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable upon conversion of such shares of Class N Preferred Stock, in each case, as specified in writing by the Company and that has been provided by the Company.

In the event that a record holder of a surrendered Receipt elects to convert fewer than all Depositary Shares evidenced by such Receipt under this Section 2.03, upon such conversion, the Depositary shall, if requested in writing and provided with all necessary information and documents, authenticate, countersign and deliver to such record holder thereof, at the expense of the Company, a new Receipt evidencing the Depositary Shares as to which such conversion was not effected.

Delivery of certificates representing shares of Common Stock, if any, following a conversion pursuant to this Section 2.03 may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If such delivery is to be made otherwise than at the Depositary’s Office, such delivery shall be made, as hereinafter provided, without unreasonable delay, at the risk of any record holder surrendering Receipts, and for the account of such record holder, to such place designated in writing by such record holder.

Section 2.04.        Conversion of Depositary Shares at the Option of the Company.

The Company shall have the right, at its option subject to the terms and conditions of this Agreement and the Articles Supplementary, to cause all Depositary Shares, in whole but not in part, to be automatically converted into shares of Common Stock upon the same terms and conditions as the Class N Preferred Stock, except that the number of shares of Common Stock receivable upon conversion of each Depositary Share will be equal to the number of shares of Common Stock receivable upon conversion of one share of Class N Preferred Stock divided by 1,000.

The Depositary shall, if requested in writing and provided with all necessary information and documents, mail, first-class postage prepaid, notice of the mandatory conversion of Class N Preferred Stock and the proposed simultaneous conversion of the Depositary Shares representing the Class N Preferred Stock, not more than four business days following the Company’s request and provision of the information contemplated by this Section 2.04, to the holders of record on the record date fixed for such conversion pursuant to Section 4.04 hereof of the Receipts evidencing the Depositary Shares, at the addresses of such holders as the same appear on the records of the Depositary; but neither the failure to mail any such notice to one or more such holders nor any defect in any such notice shall affect the sufficiency of the proceedings for conversion. The Company shall provide the Depositary with a written copy of such notice, and each such notice shall state: (i) the conversion date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Class N Preferred Stock and the number of shares of Class N Preferred Stock to be converted and (iii) that dividends on the Class N Preferred Stock to be converted will cease to accrue on the conversion date.

Upon notice from the Company of mandatary conversion, the Depositary is hereby authorized and instructed to, and shall, as promptly as practicable, (a) give written notice to the Transfer Agent of (i) the number of shares of Common Stock to be delivered upon conversion of the Class N Preferred Stock (including in respect of any Make-Whole Premium in accordance with the Articles Supplementary) (as specified in writing by the Company) and (ii) the amount of immediately available funds (as specified in writing by the Company), if any, to be delivered to the record holders of in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable upon conversion of the Class N Preferred Stock, (b) cancel the Receipts or, if a Registrar for Receipts (other than the Depositary) shall have been appointed, cause such Registrar to cancel such Receipts, and (c) surrender to the Transfer Agent or any other authorized agent of the Company for conversion, in accordance with the Articles Supplementary (as specified in writing by the Company), certificates for the Class N Preferred Stock represented by Depositary Shares as evidenced by the Receipts, together with delivery to the Company or the appropriate agent of the Company (pursuant to written instructions from the Company) any other information or payment required by the Articles Supplementary (as specified in writing by the Company) for such conversion, and such certificates shall thereupon be canceled by the Transfer Agent or other authorized agent. The Depositary shall have no duty or obligation to investigate or inquire as to whether the Company provided it with the correct number of shares of Common Stock to be delivered upon any conversion of the Class N Preferred Stock (including in respect of any Make-Whole Premium), or the correct amount of cash to be delivered in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable or in respect of any cash payable by the Company upon any conversion of the Class N Preferred Stock, and the Depositary may rely conclusively on any such information provided by the Company.

As promptly as practicable after the Transfer Agent or other authorized agent of the Company has received such certificates from the Depositary, (a) the Company shall cause to be furnished to the Depositary (i) a certificate or certificates representing such number of shares of Common Stock to be delivered upon conversion of the Class N Preferred Stock (including in respect of any Make-Whole Premium in accordance with the Articles Supplementary) and (ii) the amount of immediately available funds, if any, to be delivered in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable upon conversion of such shares of Class N Preferred Stock, as specified in a written notice from the Company and (b) the Depositary is hereby authorized and instructed to, and shall, deliver at the Depositary’s Office, (i) a certificate or certificates representing the number of shares of Common Stock (including in respect of any Make-Whole Premium in accordance with the Articles Supplementary) into which the Class N Preferred Stock represented by Depositary Shares as evidenced by the Receipts has been converted and (ii) the amount of immediately available funds, if any, to be delivered in payment of cash dividends and cash in lieu of any fractional shares of Common Stock otherwise issuable upon conversion of such shares of Class N Preferred Stock, in each case, as specified in writing by the Company and that has been provided by the Company.

Delivery of Common Stock following a conversion pursuant to this Section 2.04 may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If such delivery is to be made otherwise than at the Depositary’s Office, such delivery shall be made, as hereinafter provided, without unreasonable delay, at the risk of any record holder surrendering Receipts, and for the account of such record holder, to such place designated in writing by such record holder.

Section 2.05.        Registration of Transfers of Receipts.

The Company hereby appoints Equiniti Trust Company, LLC, as the Registrar and Transfer Agent for the Receipts and Equiniti Trust Company, LLC hereby accepts such appointment, subject to the express terms and conditions of this Deposit Agreement (and no implied terms or conditions) and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment of any taxes or charges as may be required by law or otherwise. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the Person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

Section 2.06.        Combinations and Split-ups of Receipts.

Upon surrender of a Receipt or Receipts at the Corporate Trust Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, and the receipt by it of all other necessary information and documents, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

Section 2.07.        Surrender of Receipts and Withdrawal of Class N Preferred Stock.

Any holder of a Receipt or Receipts may withdraw any or all of the deposited Class N Preferred Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Corporate Trust Office or at such other office as the Depositary may designate for such withdrawals; provided, that a holder of a Receipt or Receipts may not withdraw such Class N Preferred Stock (or money and other property, if any, represented thereby) which has previously been called for conversion or which has been converted to Class N Excess Preferred Stock in accordance with Section 2.11. Upon such surrender, payment of the fee of the Depositary for the surrender of Receipts as provided in Section 5.07, payment of all taxes and charges in connection with such surrender and withdrawal of Class N Preferred Stock and receipt by the Depositary of all other information and documents reasonably requested by the Depositary, and subject to the terms and conditions of this Deposit Agreement, without unreasonable delay, the Depositary shall deliver to such holder, or to the Person or Persons designated by such holder as hereinafter provided, the number of whole or fractional shares of such Class N Preferred Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole or fractional shares of Class N Preferred Stock will not thereafter be entitled to deposit such Class N Preferred Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole or fractional shares of deposited Class N Preferred Stock to be withdrawn, at the same time, in addition to such number of whole or fractional shares of Class N Preferred Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Section 2.05) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Class N Preferred Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

If the deposited Class N Preferred Stock and the money and other property being withdrawn are to be delivered to a Person or Persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Class N Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Class N Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

The Depositary shall deliver the deposited Class N Preferred Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Corporate Trust Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

Section 2.08.        Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Class N Preferred Stock being deposited or withdrawn); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature); and (iii) compliance with the rules and regulations of any governmental body, any stock exchange or any applicable self-regulatory body, or such other regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement or as may be required by any securities exchange upon which the deposited Class N Preferred Stock, the Depositary Shares or the Receipts may be included for quotation or listed.

The deposit of Class N Preferred Stock may be refused, the delivery of Receipts against Class N Preferred Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or stock exchange, or under any provision of this Deposit Agreement.

Section 2.09.        Lost Receipts, etc.

In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver in exchange therefore a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, that the holder thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a bona fide purchaser, (ii) evidence satisfactory to the Depositary and the Company of such destruction or loss or theft of such Receipt, or of the authenticity thereof and of such holder’s ownership thereof, and (iii) indemnification satisfactory to the Depositary and (b) satisfied any other reasonable requirements imposed by the Depositary.

Section 2.10.        Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy such Receipts so cancelled.

Section 2.11.        Conversion of Class N Preferred Stock into Class N Excess Preferred Stock.

As provided in the Articles Supplementary, upon the happening of certain events, shares of Class N Preferred Stock (in whole or fractional parts) shall be automatically converted into shares of Class N Excess Preferred Stock. In the event of such a conversion, the Receipt representing the shares of deposited Class N Preferred Stock so converted shall no longer represent, to the extent of the shares so converted, shares of such deposited Class N Preferred Stock. Promptly upon its knowledge of the conversion of such deposited Class N Preferred Stock into Class N Excess Preferred Stock, the Company shall notify the Depositary in writing of such conversion, the number of shares of deposited Class N Preferred Stock so converted, and the identity of the holders of the Receipt so affected, whereupon the Depositary shall promptly notify the holders of such Receipts as to the foregoing information and the requirement for the holders to surrender such Receipts to the Depositary for cancellation of the number of Depositary Shares evidenced thereby equal to the converted deposited Class N Preferred Stock represented thereby. Until such written notice is received by the Depositary from the Company, the Depositary may presume conclusively for all purposes that no such conversion has occurred.

If fewer than all of the Depositary Shares evidenced by a Receipt are required to be surrendered for cancellation, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not required to be surrendered for cancellation. Upon the conversion of the deposited Class N Preferred Stock and cancellation of the Depositary Shares represented thereby, the Depositary will make appropriate adjustments in its records (as contemplated in Section 2.02) to reflect such conversion and cancellation (including the reduction of any fractional share of deposited Class N Preferred Stock and the issuance of any Class N Excess Preferred Stock).

ARTICLE III
CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.01.        Filing Proofs, Certificates and Other Information.

Any Person presenting Class N Preferred Stock for deposit or any holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information and to execute such certificates and to make such customary representations and warranties consistent with the terms of the Class N Preferred Stock as the Depositary may deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Class N Preferred Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, or such certificates are executed or such representations and warranties are made.

Section 3.02.        Payment of Fees and Expenses.

Holders of Receipts shall be obligated to make payments to the Depositary of certain fees and expenses and taxes or other charges as provided in Section 5.07, or provide evidence satisfactory to the Depositary that such fees and expenses and taxes or other charges have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Class N Preferred Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend, interest payment or other distribution may be withheld, and any part or all of the Class N Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees, taxes, charges or expenses, the holder of such Receipt remaining liable for any deficiency.

Section 3.03.        Representations and Warranties as to Class N Preferred Stock.

In the case of the initial deposit of the Class N Preferred Stock hereunder, the Company and, in the case of subsequent deposits thereof, each Person so depositing Class N Preferred Stock under this Deposit Agreement shall be deemed thereby to represent and warrant that such Class N Preferred Stock and each certificate therefor are validly issued, fully paid and nonassessable and that the Person making such deposit is duly authorized to do so. The Company hereby further represents and warrants that such Class N Preferred Stock, when issued, will be validly issued, fully paid and nonassessable. Every such Person shall also be deemed to represent that the deposit of such Class N Preferred Stock and the sale of Receipts evidencing Depositary Shares representing such Class N Preferred Stock by that Person are not restricted under the Securities Act. Such representations and warranties shall survive the deposit of the Class N Preferred Stock and the issuance of Receipts.

Section 3.04.        Representation and Warranty as to Receipts and Depositary Shares.

The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and that each Depositary Share will represent a legal and validly issued, fully paid and nonassessable 1/1,000 fractional interest in a share of deposited Class N Preferred Stock represented by such Depositary Share. Such representation and warranty shall survive the deposit of the Class N Preferred Stock and the issuance of Receipts evidencing the Depositary Shares.

ARTICLE IV
THE CLASS N PREFERRED STOCK; NOTICES

Section 4.01.        Cash Distributions.

Whenever the Depositary shall receive any cash dividend or other cash distribution on the deposited Class N Preferred Stock, including any cash received upon redemption of any shares of Class N Preferred Stock pursuant to Section 2.03 or Section 2.04, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that (i) in case the Company or the Depositary shall be required by law to and shall withhold from any cash dividend or other cash distribution in respect of the Class N Preferred Stock represented by the Receipts held by any holder an amount on account of taxes or charges or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly and (ii) no cash dividends will be paid in respect of any Depositary Share to the extent that it represents any Class N Preferred Stock converted into Class N Excess Preferred Stock. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of Receipts a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to registered holders entitled thereto and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) for the account of each such holder and shall be added to and be treated as part of the next succeeding distribution made to such holder. Each holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each holder of a Receipt acknowledges that in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distributions to be made hereunder.

Section 4.02.        Distributions Other Than Cash.

Whenever the Depositary shall receive any distribution other than cash on the deposited Class N Preferred Stock, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution, except that no distribution will be made in respect of any Depositary Share to the extent that it represents any Class N Preferred Stock converted into Class N Excess Preferred Stock. The Depositary shall not make any distribution of securities to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that such securities have been registered under the Securities Act or do not need to be registered.

Section 4.03.        Subscription Rights, Preferences or Privileges.

If the Company shall at any time offer or cause to be offered to the Persons in whose names deposited Class N Preferred Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and provided with an opinion of counsel stating that if the Depositary undertakes such actions it will not be deemed an “issuer” under the Securities Act or an “investment company” under the Investment Company Act of 1940, as amended, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.01 and Section 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary of such requirement and that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.

If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees that it will promptly notify the Depositary of such requirement and to use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification.

Section 4.04.        Notice of Dividends; Fixing of Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Class N Preferred Stock, or whenever the Depositary shall receive written notice of (i) any meeting at which holders of such Class N Preferred Stock are entitled to vote or of which holders of such Class N Preferred Stock are entitled to notice or (ii) any election on the part of the Company to redeem any shares of such Class N Preferred Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Class N Preferred Stock) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, or who should be entitled to receive notice of such meeting or whose Depositary Shares are to be so redeemed.

Section 4.05.        Voting Rights.

Upon receipt of written notice of any meeting at which the holders of deposited Class N Preferred Stock are entitled to vote, the Depositary shall, if requested in writing and provided with all necessary information and documents, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Class N Preferred Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall vote or cause to be voted the amount of Class N Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Class N Preferred Stock, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes and any remaining fractional votes resulting from such aggregation in accordance with the instructions received in such requests. Each share of Class N Preferred Stock is entitled to 1,000 votes and, accordingly, each Depositary Share is entitled to one vote. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Class N Preferred Stock or cause such Class N Preferred Stock to be voted in accordance with the instructions received by the Depositary. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting (but, at its discretion, not from appearing at any meeting with respect to the applicable Class N Preferred Stock unless directed to the contrary by the record holders of all of the related Receipts) to the extent of the Class N Preferred Stock represented by the Depositary Shares evidenced by such Receipt. The Depositary shall not be required to exercise discretion in voting any Class N Preferred Stock represented by the Depositary Shares evidenced by such Receipt.

Section 4.06.        Changes Affecting Class N Preferred Stock and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of Class N Preferred Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company’s assets, the Depositary shall, upon receipt of written instructions from the Company setting forth any adjustment, (i) make such adjustments in (a) the fraction of an interest represented by one Depositary Share in one share of Class N Preferred Stock and (b) the conversion ratio of each Depositary Share, in each case as stated in such instructions and (ii) treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Class N Preferred Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or in respect of such Class N Preferred Stock. In any such case the Depositary will, upon the receipt of written instructions from the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Class N Preferred Stock or any such recapitalization, reorganization, merger, amalgamation or consolidation or sale of all or substantially all of the assets of the Company to surrender such Receipts to the Depositary with instructions to exchange or surrender the Class N Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash for which such Class N Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction, subject to any subsequent change in par or stated value, split-up, combination or other reclassification of the Class N Preferred Stock or any subsequent recapitalization, reorganization, merger, amalgamation or consolidation or sale of all or substantially all of the assets of the Company. The Company shall cause effective provisions to be made in the charter of the resulting or surviving Person (if other than the Company) for protection of such rights as may be applicable upon exchange of the deposited Class N Preferred Stock for securities or property or cash of the surviving Person in connection with the transactions set forth above. The Company shall cause any such surviving Person (if other than the Company) expressly to assume the obligations of the Company hereunder.

Section 4.07.        Inspection of Reports.

The Depositary shall make available for inspection by holders of Receipts at the Corporate Trust Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Class N Preferred Stock and made generally available to the holders of the Class N Preferred Stock. In addition, the Depositary shall transmit, upon written request by the Company, certain notices and reports to the holders of Receipts as provided in Section 5.05.

Section 4.08.        Lists of Receipt Holders.

Promptly upon request from time to time by the Company, the Depositary shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all Persons in whose names Receipts are registered on the books of the Depositary.

Section 4.09.        Tax and Regulatory Compliance.

If requested and provided with all necessary information and documents, the Depositary shall be responsible for (i) preparation and mailing of form 1099s for all open and closed accounts, (ii) all applicable withholding related to payments made with respect to the Receipts, including, without limitation, withholding required pursuant to Sections 1441, 1442, 1445 and 3406 of the Internal Revenue Code of 1986, as amended, (iii) mailing W-9 forms to new holders of Receipts without a certified taxpayer identification number, (iv) processing certified W-8 and W-9 forms, (v) preparation and filing of state information returns and (vi) escheatment services.

Section 4.10.        Withholding.

Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax or other charge that the Depositary is obligated by law to withhold, the Depositary may dispose of, by public or private sale, all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or charges to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively; provided, however, that in the event the Depositary determines that such distribution of property is subject to withholding tax only with respect to some but not all holders of Receipts, the Depositary will use its best efforts (i) to sell only that portion of such property distributable to such holders that is required to generate sufficient proceeds to pay such withholding tax and (ii) to effect any such sale in such a manner so as to avoid affecting the rights of any other holders of Receipts to receive such distribution in property.

ARTICLE V
THE DEPOSITARY AND THE COMPANY

Section 5.01.        Maintenance of Offices, Agencies and Transfer Books by the Depositary, the Registrar and the Transfer Agent.

The Depositary, Registrar and the Transfer Agent, as the case may be, shall maintain at the Corporate Trust Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Class N Preferred Stock and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Class N Preferred Stock, all in accordance with the provisions of this Deposit Agreement.

The Registrar shall keep books at its Corporate Trust Office for the registration and transfer of Receipts, which books during normal business hours shall be open for inspection by the record holders of Receipts as provided by applicable law. The Company may cause the Registrar to close such books by providing written notice to the Registrar, at any time or from time to time, when deemed expedient by it in connection with the performance of the Registrar’s duties hereunder. The Depositary or the Registrar may close such books, at any time or from time to time when such action is deemed necessary or advisable by the Depositary, the Registrar, any Depositary’s Agent or the Company because of any requirement of law or of any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

If the Receipts or the Depositary Shares evidenced thereby or the Class N Preferred Stock represented by such Depositary Shares shall be listed on the New York Stock Exchange, Inc. or any other stock exchange, the Depositary may, with the written approval of the Company, appoint a registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the written approval of the Company. If the Receipts, such Depositary Shares or such Class N Preferred Stock are listed on one or more other stock exchanges, the Depositary will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such Class N Preferred Stock as may be required by law or applicable stock exchange regulations.

Section 5.02.        Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar, the Transfer Agent or the Company.

None of the Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent or the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent, by reason of any provision, present or future, of the Charter or, in the case of the Company, the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent, by reason of any act of God, fire, war, terrorism, flood, strike, civil or military disorder, work stoppage, accident, electrical outage, equipment or transmission failure, failure or malfunction of any utilities, means of communications or computer (software or hardware) services or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent or the Company incur any liability or obligation or be subject to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

Section 5.03.        Obligations of the Depositary, the Depositary’s Agents, the Registrar, the Transfer Agent and the Company.

Each of the Depositary, any Depositary’s Agent, the Registrar and the Transfer Agent shall at all times act in good faith to ensure the accuracy of all services performed pursuant to this Agreement. None of the Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent or the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts, the Company or any other Person other than for its own acts or omissions constituting bad faith, negligence (in the case of any action or inaction with respect to the voting of the deposited Class N Preferred Stock), gross negligence or willful misconduct in the performance of such duties as are specifically set forth in this Deposit Agreement (which bad faith, negligence, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any Depositary’s Agent nor the Registrar nor the Transfer Agent shall be liable for any special, indirect, incidental, consequential, punitive or exemplary losses or damages of any kind whatsoever, to any Person, including but not limited to, lost profits, even if such Person alleged to be liable has knowledge of the possibility of such damages or has been advised of the likelihood of such loss or damage regardless of the form of action. Any liability of the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent under this Deposit Agreement shall be limited to the amount of annual fees paid by the Company to such Person.

None of the Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Class N Preferred Stock, Depositary Shares or Receipts that in its reasonable opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

None of the Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent or the Company shall be liable to any party hereto for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information provided by any Person presenting Class N Preferred Stock for deposit or any holder of a Receipt. The Depositary, any Depositary’s Agent, the Registrar, the Transfer Agent and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

In the event the Depositary, the Registrar or the Transfer Agent shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary, the Registrar or the Transfer Agent, as the case may be, shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.06 hereof in connection with any action so taken.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Class N Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Depositary (which negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and the Registrar and Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or the Registrar or the Transfer Agent.

The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, the Registrar and the Transfer Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts, the Class N Preferred Stock or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, the Registrar, the Transfer Agent or the Depositary’s Agent hereunder. The Depositary, any Depositary’s Agent, the Registrar or the Transfer Agent may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

It is intended that neither the Depositary, the Registrar, the Transfer Agent nor any Depositary’s Agent, as the case may be, shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary, the Registrar, the Transfer Agent and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the deposited Class N Preferred Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary, the Registrar or the Transfer Agent (or any of their officers, directors, employees, affiliates or agents) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Class N Preferred Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

The Company has registered the Depositary Shares representing Class N Preferred Stock deposited concurrently with the execution of this Deposit Agreement in accordance with the applicable securities laws.

In the event the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent, as applicable, shall promptly notify the Company of the details of such alleged ambiguity or uncertainty, and may, in its sole discretion, refrain from taking any action, and the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent, as applicable, shall incur no liability to any Person for refraining from or for taking such action, absent bad faith, negligence (in the case of any inaction with respect to the voting of the deposited Class N Preferred Stock), gross negligence or willful misconduct (which bad faith, negligence, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), unless and until (i) the Company certifies to the Depositary that, and instructs the Depositary how, the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent, as applicable, receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s Agent or Registrar or the Transfer Agent, as applicable. Notwithstanding anything in this Deposit Agreement to the contrary, the Depositary, any Depositary’s Agent, the Registrar and the Transfer Agent shall always be entitled to comply with any orders, judgments, or decrees of any court that it believes has jurisdiction over it and will not be liable as a result of its compliance with the same.

Whenever in the performance of its duties under this Deposit Agreement, the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent, as applicable, shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent; and such certificate shall be full and complete authorization and protection to the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent and the Depositary, any Depositary’s Agent or the Registrar or the Transfer Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Deposit Agreement in reliance upon such certificate.

The Depositary, any Depositary’s Agent, the Registrar and the Transfer Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Class N Preferred Stock or Depositary Shares.

The Depositary, any Depositary’s Agent, the Transfer Agent and the Registrar hereunder;

(i)          shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii)         shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii)        shall not be obligated to take any legal or other action hereunder; if, however, the Depositary, any Depositary’s Agent, the Transfer Agent or the Registrar determines to take any legal or other action hereunder, and, where the taking of such action might in such Person’s reasonable judgment subject or expose it to any expense or liability, it shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv)        may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v)         may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with this Deposit Agreement, with respect to any matter relating to its actions as depositary, transfer agent or registrar covered by this Deposit Agreement (or supplementing or qualifying any such actions), of officers of the Company;

(vi)        may consult counsel satisfactory to it (who may be an employee of the Depositary or the Registrar or counsel to the Company), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in accordance with the advice of such counsel;

(vii)       shall not be called upon at any time to advise any Person with respect to the Class N Preferred Stock, Depositary Shares or Receipts;

(viii)      shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Class N Preferred Stock, the Depositary Shares or Receipts; and

(ix)         shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.

The representations of the Company set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar or Depositary’s Agent or the Transfer Agent, and the termination of this Deposit Agreement.

Section 5.04.        Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be (i) a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If a successor depositary shall not have been appointed and have accepted appointment in 60 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Class N Preferred Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts. Any successor depositary shall promptly mail notice of its appointment to the record holders of Receipts.

Any Person into or with which the Depositary may be merged, consolidated or converted, or any Person to which all or a substantial part of the corporate trust or shareholder services business of the Depositary may be transferred, shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

The provisions of this Section 5.04 as they apply to the Depositary shall also apply to the Registrar and the Transfer Agent, as if the Registrar and Transfer Agent was specifically referenced herein.

Section 5.05.        Notices, Reports and Documents.

The Company agrees that it will deliver to the Depositary, and the Depositary, if requested in writing by the Company and provided with all necessary information and documents, will promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the address recorded in the Depositary’s or the Registrar’s books, copies of all notices and reports generally made available by the Company to holders of its Class N Preferred Stock. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested in writing by the Company.

Section 5.06.        Indemnification by the Company.

The Company shall indemnify the Depositary, the Transfer Agent, any Depositary’s Agent and the Registrar against, and hold each of them harmless from, any loss, liability, damage, cost or expense (including the costs and expenses of defending itself) that may arise out of (i) acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, the Transfer Agent or the Registrar or any of their respective agents (including any Depositary’s Agent), in any of their roles under this Deposit Agreement, except for any liability arising out of the willful misconduct, gross negligence, negligence (in the case of any action or inaction with respect to the voting of the deposited Class N Preferred Stock) or bad faith on the respective part of any such Person or Persons (which bad faith, negligence, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), (ii) acts by the Company or any of its agents or (iii) the offer, sale or registration of the Class N Preferred Stock, the Depositary Shares or the Receipts. The obligations of the Company set forth in this Section 5.06 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement.

Section 5.07.        Fees, Charges and Expenses.

No charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by any Person, except as provided in this Section 5.07. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of this Deposit Agreement other than any taxes measured by or imposed on the Depositary’s or any Depositary’s Agent’s net income. The Company shall also pay all fees and expenses of the Depositary in connection with the initial deposit of the Class N Preferred Stock and the initial issuance of the Depositary Shares evidenced by the Receipts, any mandatory conversion of the Class N Preferred Stock at the option of the Company and all conversions and withdrawals of the Class N Preferred Stock by holders of Receipts. If a holder of Receipts requests the Depositary to perform duties not required under this Deposit Agreement, the Depositary shall notify the holder (i) whether it agrees to perform such duties and (ii) if it agrees to perform such duties, the cost of the performance of such duties prior to the performance thereof. Upon approval of such cost, such holder will be liable thereafter for the charges and expenses related to such performance, and the Depositary, any Depositary’s Agent or the Registrar may require such holder to provide indemnity satisfactory to it prior to performing such request. All other fees and expenses of the Depositary and any Depositary’s Agent hereunder and of the Registrar (including, in each case, fees and expenses of counsel) incurred in the preparation, negotiation, delivery, amendment, administration, modification, waiver, performance, enforcement and execution of this Deposit Agreement and incident to the performance of their respective obligations hereunder will be paid by the Company as previously agreed between the Depositary and the Company. The Depositary (and if applicable, the Registrar) shall present its statement for fees, charges and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may otherwise agree.

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.01.        Amendment.

The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of the holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent that are payable by the Company) which (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Class N Preferred Stock pursuant to the Charter shall be effective unless such amendment shall have been approved by the holders of Receipts evidencing at least two thirds of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.07 and Section 2.08 and Article III, of any holder of any Receipts evidencing such Depositary Shares to surrender any Receipt with instructions to the Depositary to deliver to the holder the deposited Class N Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.

Section 6.02.        Termination.

This Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Depositary if (i) such termination is necessary to preserve the Company’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (or any successor provision), or (ii) the holders of Receipts evidencing at least a majority of the Depositary Shares then outstanding consent to such termination, whereupon the Depositary shall deliver or make available to each holder of a Receipt, upon surrender of the Receipt held by such holder, such number of whole or fractional shares of deposited Class N Preferred Stock as are represented by the Depositary Shares evidenced by such Receipt, together with any other property held by the Depositary in respect of such Receipt. In the event that this Deposit Agreement is terminated pursuant to clause (i) of the immediately preceding sentence, the Company hereby agrees to use its best efforts to list the Class N Preferred Stock issued upon surrender of the Receipts evidencing the Depositary Shares represented thereby on a national securities exchange. This Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been converted pursuant to Section 2.04 or (ii) there shall have been made a final distribution in respect of the deposited Class N Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, the Transfer Agent, any Depositary’s Agent and the Registrar under Section 5.03, Section 5.06 and Section 5.07.

ARTICLE VII
MISCELLANEOUS

Section 7.01.        Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile or pdf shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

Section 7.02.        Exclusive Benefits of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, including the Registrar and the Transfer Agent, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other Person whatsoever.

Section 7.03.        Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced, modified or disturbed thereby; provided, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, any Depositary’s Agent, or the Registrar or the Transfer Agent, such Person shall be entitled to resign immediately.

Section 7.04.        Notices.

Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Company at:

KIMCO REALTY CORPORATION
500 North Broadway, Suite 201
Jericho, New York 11753
Attention: Bruce Rubenstein, Corporate Secretary
Telephone No.: (516) 869-9000

or at any other address of which the Company shall have notified the Depositary in writing.

Any notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, addressed to the Depositary at:

Equiniti Trust Company, LLC
1110 Centre Point Curve, Suite 101

Mendota Heights, Minnesota 55120
Attention: [●]

or to any other address and to the attention of any other Person of which the Depositary shall have notified the Company in writing.

Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, recognized next day courier services or by facsimile transmission confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary or the Registrar or, if such holder shall have filed with the Depositary in a timely manner a written request, which is reasonably acceptable to the Depositary, that notices intended for such holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile message) is deposited, postage prepaid, in a post office letter box, or in the case of a next day courier service, when deposited with such courier, courier fees prepaid. The Depositary or the Company may, however, act upon any facsimile message received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile message shall not subsequently be confirmed by letter as aforesaid.

Section 7.05.        Depositary’s Agents.

The Depositary may from time to time appoint any Depositary’s Agent to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents, and the Depositary shall not be answerable or accountable for any act, default, neglect or misconduct of any such Depositary’s Agent or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent willful misconduct, gross negligence or bad faith in the selection and continued employment thereof (which willful misconduct, gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

Section 7.06.        Holders of Receipts Are Parties.

The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof to the same extent as though such Person executed this Deposit Agreement.

Section 7.07.        Governing Law.

This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed in said State, without regard to conflicts of laws principles thereof.

Section 7.08.        Inspection of Deposit Agreement and Articles Supplementary.

Copies of this Deposit Agreement and the Articles Supplementary shall be filed with the Depositary and any Depositary’s Agents and shall be open to inspection during business hours at the Corporate Trust Office by any holder of a Receipt.

Section 7.09.        Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.10.        Rights, Privileges, Protections and Benefits.

All of the rights, privileges, protections and benefits granted to the Depositary under any section of this Agreement shall also apply to the Transfer Agent, the Registrar and any Depositary’s Agent as if such Person was specifically referenced in such section.

IN WITNESS WHEREOF, Kimco Realty Corporation and Equiniti Trust Company, LLC have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

KIMCO REALTY CORPORATION

By:
	Name:	Glenn G. Cohen
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Deposit Agreement]

EQUINITI TRUST COMPANY, LLC,
as Depositary, Registrar and Transfer Agent

By:
Name:
Title:

[Signature Page to Deposit Agreement]

Exhibit A

[FORM OF FACE OF RECEIPT]

[DTC RECEIPT LEGEND] [Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL in as much as the registered owner hereof, Cede & Co., has an interest herein.]

DR-	See Reverse Side for additional information

CERTIFICATE FOR NOT MORE THAN _________________ DEPOSITARY SHARES

CUSIP [●]

RECEIPT FOR DEPOSITARY SHARES,
EACH REPRESENTING 1/1,000 OF A SHARE OF 7.25% Class N
Cumulative Convertible Perpetual Preferred Stock, PAR VALUE $1.00 PER SHARE, OF

KIMCO REALTY CORPORATION
(a Maryland corporation)

Equiniti Trust Company, LLC, as Depositary (the “Depositary”), hereby certifies that _______________________ is the registered owner of _______________ DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/1,000 of one share of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, $1.00 par value per share (the “Stock”), of Kimco Realty Corporation, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), on deposit with the Depositary, subject to the express terms and conditions and entitled to the benefits of the Deposit Agreement dated [●] (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such registrar.

Dated:

[Countersigned:	Equiniti Trust Company, LLC, as Depositary

_____________________________________]	By:
By	Authorized Signatory

[FORM OF REVERSE OF RECEIPT]

KIMCO REALTY CORPORATION

The Company will furnish without charge to each registered holder of a Receipt who so requests a copy of the Deposit Agreement and a copy of the Charter of the Company with respect to the Class N Preferred Stock of the Company. Any such request is to be addressed to the Depositary named on the face of this Receipt.

CLASSES OF SHARES

The Company is authorized to issue shares of more than one class, consisting of Common Stock and one or more classes of Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class of Preferred Stock before the issuance of shares of such class of Preferred Stock. The Company will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Company has authority to issue and, if the company is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Company (the “Charter”), a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the secretary of the Company at its principal office.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The Depositary Shares evidenced by this Depositary Receipt are subject to restrictions on ownership for the purpose of the Company’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Charter of the Company, (1) no Person shall Beneficially Own or Constructively Own Depositary Shares representing Class N Preferred Stock in excess of (a) 100% of the number of then outstanding shares of Class N Preferred Stock or (b) if fewer, the maximum number of shares of Class N Preferred Stock that, if then converted by the holder into Common Stock, would make such holder or any other Person the owner of a number of shares of Common Stock that would not exceed (x) the Ownership Limit applicable to shares of Common Stock as set forth in Article IV(B)(4) of the Charter or (y) if any Excepted Holder Limit has been created for such holder or other Person with respect to shares of Common Stock pursuant to Article IV(B)(4) of the Charter, such Excepted Holder Limit and (2) no Person, other than an Excepted Holder who is not considered an individual for purposes of Section 542(a)(2) of the Code, shall Beneficially Own or Constructively Own Depositary Shares representing shares of Class N Preferred Stock such that such Person would Beneficially Own or Constructively Own Capital Stock in excess of the Aggregate Stock Ownership Limit. Any Person who attempts to Beneficially Own or Constructively Own Depositary Shares representing shares of Class N Preferred Stock in excess of the above limitations must immediately notify the Company. All capitalized terms in this legend have the meanings defined in the Charter of the Company, a copy of which, including the restrictions on transfer, will be sent to any holder on request and without charge. Transfers in violation of the restrictions described above shall be void ab initio. Notwithstanding the foregoing, if the restrictions on ownership and transfer are violated, the Class N Preferred Stock represented by the Depositary Shares evidenced by this Depositary Receipt will be designated and treated as shares of Class N Excess Preferred Stock which will be held in trust by the Company. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter, a copy of which, including the restrictions on transfer, will be sent without charge to each holder who so requests. Such request must be made to the secretary of the Company at its principal office.

The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenant in common	UNIF GIFT MIN ACT - ______________________ Custodian _________________________________ (Cust) (Minor)
TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act _______________________________________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For value received, ______________________hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

____________________________________ Depositary Shares represented by the within Receipt, and do hereby irrevocably constitute and appoint _______________________ Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated
NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

Exhibit B

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert Depositary Shares Representing Class N Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) the Depositary Shares representing shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock (the “Class N Preferred Stock”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), represented by receipt no.(s) ____________________ (the “Receipts”), into shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) in accordance with the terms and conditions of the Articles Supplementary classifying the Class N Preferred Stock (the “Articles Supplementary”) and the Deposit Agreement governing the Depositary Shares (the “Deposit Agreement”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Receipts. No fee will be charged to the holder for any Conversion, except for transfer taxes, if any. A copy of each Receipt is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles Supplementary and the Deposit Agreement, as applicable.

Date of Conversion:

Applicable Conversion Rate:

Number of Depositary Shares to be converted:

Number of shares of Common Stock to be issued: 1

Signature:

Name:

Address: 2

Fax No.:

[1]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Depositary or the Transfer Agent.

[2]	Address to which shares of Common Stock and any other payments or certificates shall be sent by the Company.